PROMISSORY NOTE

Principal:  $631,148.76                                Date:  2-1-97

  Las Vegas Discount Golf & Tennis, Inc. promises to pay to Voss Boreta at 5325 S. Valley View Blvd., Suite 10, Las Vegas, Nevada 89118, the principal amount of SIX HUNDRED THIRTY-ONE THOUSAND, ONE HUNDRED FORTY-EIGHT and 76/100 ($631,148.76), together with interest at the rate of ten percent (10%) per annum on the unpaid principal balance from February 1, 1997, until paid in full.

  The Maker will pay this note in one payment of $631,148.76. The payment is due on December 31, 1998.

  In addition, the Maker promises to pay reasonable attorney's fees and costs incurred in collection of this note, or any part thereof, with or without suit, and in the event of suit, such additional attorney's fees as the court may determine and adjudicate to be reasonable.

LAS VEGAS DISCOUNT GOLF & TENNIS, INC. (Maker)

By:  /s/ Ron Boreta
     Ron Boreta, Director